February 9, 2022 Magnolia Oil & Gas Corporation Nine Greenway Plaza Suite 1300 Houston, TX 77046 Re: Securities and Exchange Commission Form 10-K of Magnolia Oil & Gas Corporation Ladies and Gentlemen: We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-226795 and 333-232593) and Form S-8 (File Nos. 333-227722 and 333-256164) of Magnolia Oil & Gas Corporation of our report dated January 18, 2022, regarding the Magnolia Oil & Gas Corporation Proved Reserves and Future Net Revenues as of December 31, 2021, and of references to our firm which report and references are to be included in the Form 10-K for the year ended December 31, 2021 to be filed by Magnolia Oil & Gas Corporation with the Securities and Exchange Commission. Miller and Lents, Ltd. has no financial interest in Magnolia Oil & Gas Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Magnolia Oil & Gas Corporation. We are not employed by Magnolia Oil & Gas Corporation on a contingent basis. Very truly yours, Texas Registered Engineering Firm No. F-1442 _________________________________ Jennifer A. Godbold, P.E. Senior Vice President Exhibit 23.2